UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2013

MYR GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	1-08325	36-3158643
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1701 Golf Road, Suite 3-1012 Rolling Meadows, IL	60008-4210
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (847) 290-1891

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                           Regulation FD Disclosure.

In November of 2009, a subcontractor working for The L.E. Myers Co. (“L.E. Myers”), a subsidiary of MYR Group Inc. (“MYR”), was involved in a vehicular traffic accident in Manatee County Florida. On September 13, 2013, a jury in the Circuit Court of the Twelfth Circuit of the State of Florida for the Manatee County Circuit Civil Division returned a verdict against named defendants, including L.E. Myers in favor of the estate of Allen Young. The verdict was in the amount of approximately $1.2 million in compensatory damages, of which approximately $679,000 was apportioned to L.E. Myers.  The jury also found that L.E. Myers was liable for punitive damages.

Under applicable Florida law, punitive damage awards cannot exceed three times compensatory damages.  On September 17, 2013, a jury returned a verdict for punitive damages in excess of this limitation.  L.E. Myers intends to file a motion to reduce the punitive damages to no more than $2.04 million. As a result of the verdict and MYR’s belief regarding the applicability of the limitations on punitive damages under Florida law, MYR anticipates establishing a financial reserve in the range of $2.7 million to $3.5 million in the third quarter.  MYR continues to evaluate the amount of the estimated charge and there are a number of facts still to be identified. As a result, the actual amount of the reserve could differ substantially from MYR’s current estimate.

L.E. Myers continues to await the judge’s decision with respect to its motion for directed verdict and will be pursuing a number of remedies available to it, including an appeal of the verdict and a set-off of the compensatory damages from other settling defendants in the case.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYR GROUP INC.

Dated: September 17, 2013	By:	/s/ Gerald B. Engen, Jr.
		Name:	Gerald B. Engen, Jr.
		Title:	Senior Vice President, Chief Legal Officer and Secretary